EXHIBIT 12.1
                        PEOPLES TELEPHONE COMPANY, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                                                    FOR THE QUARTERS ENDED
                                                 FOR THE YEARS ENDED DECEMBER 31,                         MARCH 31,
                                     ---------------------------------------------------------   ----------------------------
                                                      HISTORICAL                     PRO FORMA      HISTORICAL      PRO FORMA
                                     ---------------------------------------------   ---------   ----------------   ---------
                                      1990     1991     1992     1993       1994      1994(1)     1994      1995     1995(1)
                                     ------   ------   ------   -------   --------   ---------   -------   ------   ---------
Fixed charges:
  Interest expense (gross).........  $1,978   $2,533   $2,923   $ 3,433   $  8,197   $   13,548  $ 1,525   $2,169   $  2,961
  Amortization of debt expenses....      97      200      199       208        848          521      170     --          139
  Portion of rent expense
    representative of the
    interest factor................     126      158      169       139        195          195       47       56         56
                                     ------   ------   ------   -------   --------   ---------   -------   ------   ---------
    Total fixed charges............  $2,201   $2,891   $3,291   $ 3,780   $  9,240   $   14,264  $ 1,742   $2,225   $  3,156

Earnings:
  Net (loss) income from continuing
    operations before taxes........  $  588   $3,122   $4,919   $ 6,865   $(12,362)  $  (14,990) $(1,474)  $ (577)  $ (1,197)
  Plus: fixed charges..............   2,201    2,891    3,291     3,780      9,240       14,264    1,742    2,225      3,156
                                     ------   ------   ------   -------   --------   ---------   -------   ------   ---------
    Earnings.......................  $2,789   $6,013   $8,210   $10,645   $ (3,122)  $     (726) $   268   $1,648   $  1,959

Ratio of earnings to fixed charges     1.3x     2.1x     2.5x      2.8x      --   (2)       -- (3)   -- (4)   -- (5)     -- (6)

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(1) Interest expense has been adjusted for the year ended December 31, 1994 and the quarter ended March 31, 1995, on a pro forma basis, to reflect the Refinancing.

(2) For the year 1994, earnings were not sufficient to cover fixed charges by approximately $12,362.

(3) On a pro forma basis 1994 earnings were not sufficient to cover fixed charges by approximately $14,990.

(4) For the quarter ended March 31, 1994, earnings were not sufficient to cover fixed charges by approximately $1,474.

(5) For the quarter ended March 31, 1995, earnings were not sufficient to cover fixed charges by approximately $577.

(6) On a pro forma basis earnings for the quarter ended March 31, 1995 were not sufficient to cover fixed charges by approximately $1,197.

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